Compliance Systems Corporation

18% Senior Subordinated Secured Promissory Note

Dated: June, 24, 2009	Principal Amount: $150,000.00
Glen Cove, New York

For Value Received, the undersigned, Compliance Systems Corporation (together with its successors and assigns, “Borrower”), a Nevada corporation, hereby promises to pay to Henry A. Ponzio, an individual residing in the State of Connecticut (“Lender”), the principal sum of  $150,000.00, together with interest as set forth below.  This 18% Senior Subordinated Secured Promissory Note (this “Note”) is issued (a) pursuant to, and is the “New Note” referred to, in that certain Promissory Note Exchange Agreement, dated June 24, 2009 (the “Note Exchange Agreement”), between Borrower and Lender, and (b) in connection with, and is the “New Note” referred to in, that certain Security Agreement, dated June 24, 2009 (the “Security Agreement”), between Borrower and Lender.  This Note is made subject to the terms and conditions of the Security Agreement as if set forth in full in this Note.

1.           Interest Rate.  Until an event of Default shall have occurred, the principal amount evidenced by this Note shall bear interest at the rate of 18% per annum, computed on the basis of a 360-day year for the actual number of days elapsed (the “Applicable Interest Rate”).  Upon the occurrence of an event of Default, the outstanding principal amount and any accrued but unpaid interest thereon shall bear interest until paid at the Applicable Interest Rate plus an additional 2% per annum (the “Default Interest Rate”).

2.           Payment Date; Payment Method; Prepayment.

(a)           Payment Dates.  Payment of all accrued and unpaid interest due under this Note shall be payable monthly, in arrears, on the first business day (each, an “Interest Payment Date”) of each calendar month in which any principal amount evidenced by this Note remains outstanding, commencing with July 1, 2010.  Payment of any outstanding principal amount evidenced by this Note shall be made on January 1, 2011 (the “Maturity Date”).  Upon payment in full of the principal evidenced by this Note (and any accrued but unpaid interest thereon), Lender, by Lender’s acceptance of this Note, agrees to mark this Note “CANCELLED” and return this Note as so marked to Borrower within five days after such payment in full is received.  Notwithstanding the immediately preceding sentence, the failure of Lender to mark this Note “CANCELLED” and/or return this Note to Borrower upon payment in full of the principal amount evidenced by this Note (and all accrued interest thereon) shall not affect the fact that no amounts are due under this Note.  For purposes of this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(b)           Payment Method.  Payment of the principal evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by check, subject to collection, tendered to Lender, via postage-paid, first class mail, at the address for the giving of notices as set forth in Section 8 of this Note.

(c)           Voluntary Prepayment.  Borrower may pay, without penalty or premium, the principal amount evidenced by this Note (and any accrued but unpaid interest thereon), in whole or part, at any time up to the Maturity Date.  Any partial prepayment shall first be applied against any accrued and unpaid interest due under this Note and then to the principal amount evidenced by this Note.  In the event of a voluntary prepayment being less than the full amount outstanding under this Note (including any accrued but unpaid interest), upon surrender of this Note in connection with said partial prepayment, Borrower shall deliver to Lender a new note substantially in the form of this Note and evidencing as principal any amount not so prepaid.  Notwithstanding the immediately preceding sentence, following any partial prepayment of principal evidenced by this Note, this Note shall be deemed to evidence a debt of Borrower only to the extent of the remaining principal amount outstanding following such partial repayment(s) (plus any accrued and unpaid interest).

3.           Default; Acceleration.

(a)           Any of the following shall constitute an “event of Default” under this Note:
(i)           the failure by Borrower to pay any amounts required to be paid under this Note on or before the date on which such payment was due and such failure is not cured within five business days of the giving of notice to Borrower by Lender of such failure;
(ii)          the breach or noncompliance by Borrower of any of its material representations, warranties or covenants contained in the Security Agreement and such breach or noncompliance is not cured within five business days of the giving of notice to Borrower by Lender of such breach or noncompliance;
(iii)         Borrower shall:
(A)          apply for or consent to the appointment of a receiver or trustee of Borrower’s assets,
(B)           make a general assignment for the benefit of creditors,
(C)           file a petition or other request no matter how denominated (“Petition”) seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute (“Bankruptcy Statute”), or
(D)           file an answer admitting the material allegations of a Petition filed against it in any proceeding under any Bankruptcy Statute;
(iv)         there shall have entered against Borrower an order for relief under any Bankruptcy Statute; or
(v)          a Petition seeking an order for relief under any Bankruptcy Statute is filed by any one other than Borrower and without Borrower’s consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such Petition is not dismissed upon the expiration of any stay thereof.

(b)           Upon the occurrence of an event of Default, the unpaid principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be immediately due and payable.

(c)           Until the occurrence of an event of Default, the principal amount evidenced by this Note shall bear interest at the Applicable Interest Rate and upon an event of Default, any unpaid principal amount under this Note and any accrued but unpaid interest through the date of effectiveness of such event of Default shall bear interest until paid at the Default Interest Rate.

4.           Subordination.

(a)          Subordination.  This Note shall at all times be wholly subordinate and junior in right of payment to all Senior Indebtedness (as such capitalized term is defined below) to the extent and in the manner provided in this section 4.

(b)          Definitions.  As used in this section 4 and section 12, the following capitalized terms shall have the following meanings:
(i)           “Indebtedness” shall mean:
(A)          all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(B)           any other indebtedness of Borrower that is evidenced by a note, bond, debenture or similar instrument,
(C)          all obligations of Borrower under financing leases,
(D)          all obligations of Borrower in respect of acceptances issued or created,
(E)           all obligations of Borrower secured by any lien on property, other than Senior Indebtedness, and
(F)           all guarantee obligations of Borrower;
(ii)           “Senior Covenant Default” shall mean any event of default as defined under any agreement pertaining to Senior Indebtedness, other than a Senior Payment Default;
(iii)           “Senior Indebtedness” means all Indebtedness of Borrower currently or in the future outstanding to:
(A)          Agile Opportunity Fund, LLC (“Agile”) under those certain Amended and Restated Secured Convertible Debentures of Borrower payable to Agile, each in the principal amount of $300,000.00 and dated May 6, 2008 and September 2, 2008, and
(B)           Nascap Corp. under that certain Guaranty Agreement, dated September 30, 2006, by Borrower in favor of Nascap Corp.;
(iv)           “Senior Default” shall mean a Senior Payment Default or a Senior Covenant Default;
(v)           “Senior Payment Default” shall mean any default in the payment of any Senior Indebtedness; and

(vi)           “Subordinated Indebtedness” shall mean all Indebtedness and other debt of  Borrower other than Senior Indebtedness, and shall include Borrower’s obligations under this Note.

(c)          General.  Upon the maturity of any Senior Indebtedness by lapse of time, acceleration, required prepayment or otherwise, such Senior Indebtedness shall first be paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, or such payment duly provided for in cash or in a manner satisfactory to the payees of such Senior Indebtedness, before any payment is made on account of the Subordinated Indebtedness or by Borrower or Affiliates (as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended) of Borrower to acquire this Note.  Notwithstanding any provision in this section 4 to the contrary,
(i)           for so long as no Senior Default has occurred and is continuing, or would occur as a result of such a payment, Borrower may pay and Lender may receive and retain all regularly scheduled payments of principal and interest (other than at the Default Interest Rate) under this Note, and
(ii)           for so long as no Senior Default has occurred and is continuing, or would occur as a result of any such prepayment, Borrower may prepay the principal amount evidenced by this Note, in accordance with the provisions of paragraph 2(c), and Lender may receive such prepayments.

(d)          Limitation on Payment.
(i)           Upon receipt by Borrower and Lender of a Blockage Notice (as such capitalized term is defined below), then, unless and until
(A)           all Senior Defaults that gave rise to the Blockage Notice shall have been remedied or effectively waived or shall have ceased to exist or
(B)           the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, no direct or indirect payment (in cash, property, securities or by set-off or otherwise) of or on account of the principal evidenced by this Note, or accrued and unpaid interest or as a sinking fund for this Note, or in respect of any redemption, retirement, purchase or other acquisition of Note, shall be made.
Notwithstanding the foregoing, in the case of a Blockage Notice that relates to a Senior Covenant Default, the foregoing restrictions shall commence upon Borrower’s receipt of such Blockage Notice and shall expire 270 days thereafter.  Any principal and interest paid by Lender with respect to this Note prior to the receipt of the subject Blockage Notice may be kept by Lender.
(ii)           For purposes of this Section 4, a “Blockage Notice” is a notice of the holder of Senior Indebtedness given to Borrower and Lender that a Senior Default has in fact occurred and is continuing.

Notwithstanding any provision contained herein to the contrary, once all Senior Defaults which gave rise to the subject Blockage Notice shall have been remedied or effectively waived or shall have ceased to exist, or the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, thereafter (unless another Blockage Period shall then be in effect) all amounts which would have been payable under this Note, but for the existence of the Blockage Notice delivered with respect to the subject Senior Default, shall be payable in their entirety.

(e)          Limitation on Remedies.
(i)           As long as any Senior Indebtedness remains outstanding, upon the occurrence of an event of Default under this Note, Lender shall not, unless the payees of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or any event of Default pursuant to subparagraphs 3(a)(iii) through (v) of this Note shall have commenced, declare or join in any declaration of this Note to be due and payable by reason of such event of Default or otherwise take any action against Borrower (including, without limitation, commencing any legal action against Borrower or filing or joining in the filing of any insolvency petition against Borrower) or exercise or cause to be exercised any other contractual rights available to Lender prior to the expiration of 30 days after the written notice of Lender’s ability to accelerate on account of the occurrence of such event of Default (a “Remedy Notice”) shall have been given by Lender to Borrower and, to the extent known by Lender, the payees of the Senior Indebtedness (a “Remedy Standstill Period”).
(ii)           The Remedy Standstill Period shall be inapplicable or cease to be effective if the payees of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or an event of Default pursuant to subparagraphs 3(a)(iii) through (v) shall have occurred.
(iii)           Upon the expiration or termination of any Remedy Standstill Period, Lender shall be entitled to exercise any of Lender’s rights with respect to this Note other than any right to accelerate the maturity date of this Note based upon the occurrence of any event of Default in respect thereto which has been cured or otherwise remedied during the Remedy Standstill Period.

(f)          Subordination Upon Certain Events.  Upon the occurrence of any event of Default with respect to Borrower under subparagraphs 3(a)(iii) through (v) of this Note:
(i)           upon any payment or distribution of assets of Borrower to creditors of Borrower, payees of Senior Indebtedness shall be entitled to receive indefeasible payment in full of all obligations with respect to the Senior Indebtedness before Lender shall be entitled to receive any payment in respect of the Subordinated Indebtedness,
(ii)           until all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, any distribution to which Lender would be entitled but for this section 4 shall be made to the payees of Senior Indebtedness, as their interests may appear, except that Lender may, pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code of 1978, as amended, or any similar provision of any successor legislation thereto, receive securities that are subordinate to the Senior Indebtedness to at least the same extent as this Note if pursuant to such plan the distributions to the payees of the Senior Indebtedness in the form of cash, securities or other property, by set-off or otherwise, provide for payment of the full amount of the allowed claim of the payees of the Senior Indebtedness,

(iii)           for purposes of this section 4, a distribution may consist of cash, securities or other property, by set-off or otherwise, and
(iv)           notwithstanding the foregoing provisions of paragraphs 4(c) and (d) and this paragraph 4(f), if payment or delivery by Borrower of cash, securities or other property to Lender is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to the Senior Indebtedness, and made by a court of competent jurisdiction in a proceeding under any applicable bankruptcy or reorganization law, payment or delivery by such Borrower of such cash, securities or other property shall be made to Lender in accordance with such order or decree.

(g)          Payments and Distributions Received.  If Lender shall have received any payment from or distribution of assets of Borrower in respect of the Subordinated Indebtedness in contravention of the terms of this section 4 before all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, then, and in such event, such payment or distribution shall be received and held in trust for and shall be promptly paid over or delivered to the payees of Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness.

(h)          Proofs of Claim.  If, while any Senior Indebtedness is outstanding, any event of Default under subparagraphs 3(a)(iii) through (v) occurs with respect to Borrower, Lender shall duly and promptly take such action as any payee of Senior Indebtedness may reasonably request to collect any payment with respect to this Note for the account of the payees of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of this Note.  Upon the failure of Lender to take any such action, each payee of Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of this Note and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Lender with respect to this Note.

(i)           Subrogation.  After all amounts payable under or in respect of Senior Indebtedness are paid in full in cash or in a manner satisfactory to the payees of such Senior Indebtedness, Lender shall be subrogated to the rights of payees of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to Lender have been applied to the payment of Senior Indebtedness.  A distribution made under this section 4 to a payee of Senior Indebtedness which otherwise would have been made to Lender is not, as between Borrower and Lender, a payment by Borrower on Senior Indebtedness.

(j)           Relative Rights.  By acceptance of this Note, Lender agrees that this section 4 defines the relative rights of Lender and the payees of Senior Indebtedness.  Nothing in this section 4 shall:

(i)           impair, as between Borrower and Lender, the obligations of Borrower, which are absolute and unconditional, to pay the principal amount evidenced by this Note (and accrued and unpaid interest, including default interest) in accordance with its terms;
(ii)         affect the relative rights of Lender and creditors of Borrower other than payees of Senior Indebtedness or
(iii)         prevent Lender from exercising Lender’s available remedies upon an event of Default, subject to the rights, if any, under this section 4 of payees of Senior Indebtedness.

(k)          Subordination May Not Be Impaired by Borrower.  No right of any payee of any Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any failure to act by Borrower or such payee of Senior Indebtedness or by the failure of Borrower or such payee to comply with the terms of the Secured Notes, including this Note.  The provisions of this section 4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any payee of Senior Indebtedness as a result of the insolvency, bankruptcy or reorganization of Borrower or any of its subsidiaries or otherwise, all as though such payment had not been made.

(l)           Payments.  A payment with respect to principal of or interest on the Subordinated Indebtedness shall include, without limitation, payment of principal evidenced by this Note (and accrued and unpaid interest), any depositing of funds for the defeasance of the Subordinated Indebtedness, any sinking fund and any payment on account of mandatory prepayment or optional prepayment provisions.

(m)         Section Not to Prevent Events of Default.  The failure to make a payment on account of principal of or interest on or other amounts constituting Subordinated Indebtedness by reason of any provision of this section 4 shall not be construed as preventing the occurrence of an event of Default under section 3.

(n)         Subordination Not Impaired; Benefit of Subordination.  By acceptance of this Note, Lender acknowledges and consents that, without notice to or assent by Lender, and without affecting the liabilities and obligations of Borrower and the rights and benefits of the payees of  Senior Indebtedness set forth in this section 4:
(i)           the obligations and liabilities of Borrower and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;
(ii)          the payees of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to Senior Indebtedness; and
(iii)         any balance or balances of funds with any payee of Senior Indebtedness at any time outstanding for the credit of Borrower may, from time to time, in whole or in part, be surrendered or released;

all as the payees of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein.

(o)          Modification of Section 4.  The provisions of this section 4 are for the benefit of the payees of Senior Indebtedness and, so long as any Senior Indebtedness remains unpaid, may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of all payees of Senior Indebtedness.

(p)          Covenants of Lender.  By acceptance of this Note, Lender is agreeing and consenting that, until all of the Senior Indebtedness has been fully paid:
(i)           Lender shall not give any subordination in respect of this Note;
(ii)          Lender shall not release, exchange, extend the time of payment of, compromise, set off or otherwise discharge any part of this Note or modify or amend this Note; and
(iii)         for the benefit of the payees of Senior Indebtedness, upon the occurrence and during the continuance of a Senior Default, Lender shall take any actions reasonably requested by any payee of Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

(q)          Miscellaneous.
(i)           To the extent permitted by applicable law, Lender and Borrower hereby waive:
(A)           notice of acceptance of the terms of this Agreement by the payees of the Senior Indebtedness and
(B)           all diligence in the collection or protection of or realization upon the Senior Indebtedness.
(ii)           Borrower and Lender hereby expressly acknowledge that the payees of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this section 4 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.
(iii)           Lender acknowledges and consents that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each payee of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, and each payee of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

5.           Enforcement.  All disputes regarding the enforcement or construction of this Note shall be resolved in accordance with the Security Agreement and may not be resolved independently of the enforcement or construction of the Security Agreement which has been made a part hereof.

6.           Applicable Law; Jurisdiction; Waiver Of Jury Trial.  THIS NOTE SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.  BORROWER HEREBY IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT MAY BE INSTITUTED IN ANY STATE COURT OF GENERAL JURISDICTION LOCATED IN EITHER THE COUNTIES OF NASSAU OR SUFFOLK OF THE STATE OF NEW YORK, OR THE UNITED STATES FEDERAL COURT FOR THE EASTERN DISTRICT OF NEW YORK AND BORROWER HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF SUCH COURTS.  BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS ARISING OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY POSTAGE PREPAID CERTIFIED OR REGISTERED FIRST-CLASS MAIL, RETURN RECEIPT REQUESTED, TO BORROWER.  THE FOREGOING, HOWEVER, SHALL NOT LIMIT THE RIGHT OF LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE ANY LEGAL ACTION OR PROCEEDING OR TO OBTAIN EXECUTION OF JUDGMENT IN ANY APPROPRIATE JURISDICTION.  IN THE EVENT OF LITIGATION BETWEEN THE PARTIES OVER ANY MATTER CONNECTED WITH THIS AGREEMENT, THE RIGHT TO A TRIAL BY JURY IS HEREBY WAIVED BY SUCH PARTIES.

7.           Parties in Interest.  This Note is non-negotiable and may not be sold, assigned or otherwise transferred (except under will or laws of succession applicable to Lender) without the prior written consent of Borrower and Lender and shall bind both parties hereto and their respective heirs, successors and permitted assigns.

8.           Notices.  All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, addressed, in the case of clauses (b) or (c) of this section 8 as follows:

If to Borrower, to:	Dean Garfinkel, President
Compliance Systems Corporation
90 Pratt Oval
Glen Cove, New York 11542

with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLC
400 Garden City Plaza
Garden City, New York 11530

If to Lender, to:	Henry A. Ponzio
446 Main Street – Unit 15
Old Saybrook, Connecticut 06475

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this section 8, to the other parties hereto.  Each such request, demand, notice or other communication shall be deemed given (x) on the date of delivery by hand, (y) on the first business day following the date of delivery to an overnight courier or (z) three business days following mailing by registered or certified mail.

9.           Waiver.

(a)           The rights and remedies of Lender under this Note shall be cumulative and not alternative.  No waiver by Lender of any right or remedy under this Note shall be effective unless in writing signed by Lender.  Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Lender will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law,
(i)           no claim or right of the Lender arising out of this Note can be discharged by the Lender, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by the Lender;
(ii)          no waiver that may be given by the Lender will be applicable except in the specific instance for which it is given; and
(iii)         no notice to or demand on the Borrower will be deemed to be a waiver of any obligation of the Borrower or of the right of the Lender to take further action without notice or demand as provided in this Note.

(b)           Borrower hereby waives all right to notice of acceptance, default, presentment, and notice of dishonor.

10.         Severability.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.         Section Headings; Construction.  The headings of sections and paragraphs in this Note are provided for convenience only and will not affect its construction or interpretation.  All references to "section," “paragraph,” “subparagraph" and “clause” refer to the corresponding section, paragraph, subparagraph or clause of this Agreement, as the case may be, unless otherwise specified.  All words used in this Note will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

12.         Usury.  Anything in this Note to the contrary notwithstanding, the obligation of Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that Lender’s receipt of such payments of interest would not be permissible under the law or laws applicable to Lender limiting rates of interest which may be charged or collected by Lender.  Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid, if ever, by Borrower to Lender on the earliest date or dates on which any interest is payable under this Note and on which the receipt of such payment is permissible under the laws applicable to Lender limiting rates of interest which may be charged or collected by Lender.

13.         Time is of the Essence.  Wherever time is specified for the doing or performance of any act herein, time shall be considered of the essence.

14.         Security.  The obligations of Borrower under this Note are secured pursuant to the terms of that certain Security Agreement, dated June 24, 2009, between Borrower and Lender.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

Compliance Systems Corporation

By:	/s/ Dean Garfinkel
Dean Garfinkel, President

ATTEST:

By:	/s/ Barry M. Brookstein
Barry M. Brookstein, Secretary